Exhibit 99.1

Aceto Corporation
One Hollow Lane
Lake Success, New York 11042-1215

NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO ANNOUNCES FISCAL 2009 FIRST QUARTER RESULTS

Q1 2009 Net Income Up More Than 250% on 18% Increase in Sales vs. 2008

LAKE SUCCESS, NY – November 7, 2008 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products, today announced results of operations for its fiscal 2009 first quarter ended September 30, 2008.

Net sales for the first quarter were $93.8 million, an increase of 18.0% from $79.5 million in the year ago quarter. Gross profit increased 30.0% to $18.9 million in the 2009 fiscal quarter compared to $14.6 million in the 2008 quarter. SG&A expenses increased 10.5% to $11.9 million from $10.8 million. Net income increased 251.7% to $4.6 million, or $0.18 per diluted share, up from $1.3 million or $0.05 per diluted share in the 2008 quarter.

Leonard S. Schwartz, Chairman, CEO, and President of Aceto stated, “We are extremely pleased with the operating results that we have reported this morning, especially in light of the very tough economic conditions that we currently find ourselves operating in.  Operating income in the first quarter of 2009 increased 87.3%, driven by the 18.0% increase in net sales and the 20.2% gross profit margin.  All of these factors contributed to the 251.7% increase in net income and the $0.18 per diluted share which far surpassed the $0.05 we earned in our fiscal 2008 first quarter.”

Commenting on Aceto’s various business segments, Mr. Schwartz continued “During the quarter, sales in our Health Sciences segment grew 21.3% from the 2008 comparable quarter, largely the result of increased sales from our foreign operations, particularly our European operations, an increase in sales of our nutritional products and an increase in sales in our domestic generic products group. The increase in domestic generic products can be attributed to increased volume of business for existing products. Sales in our Chemicals & Colorants business segment grew 19.2% compared to the 2008 comparable quarter, largely the result of increased domestic sales of pigment, dye and miscellaneous intermediates, as well as increased sales in our foreign operations. Sales in our Crop Protection segment decreased 23.2% from the 2008 comparable quarter, largely the result of decreased sales of our sprout inhibitor products, which are utilized on potato crops.”

Updating the status of Aceto’s Strategic Initiatives, Mr. Schwartz commented:

●
Companion animal vaccines – During the first quarter we received a letter from the USDA stating they have accepted the results of our challenge study and that our vaccine was at least as good as other, currently available, US products.  In addition the USDA approved the protocol for the field safety test and issued Aceto a permit to import the necessary quantities of the vaccine to begin the requisite testing.  The vaccine has been imported and distributed to the veterinarians that will be administering the vaccine.  We believe that this is the final major step in the approval process however, please do not forget that this is a regulatory review and while we are doing everything that we can to expedite the process, there can be no assurance given as to when the approval process will be 100% completed.

●
Entering the Japanese pharmaceutical market – We are pleased to announce that we have received our third order for a pharmaceutical intermediate from a Japanese pharmaceutical manufacturer. We continue to be encouraged by our early successes and are enhancing our resources there to continue to move forward into the market and particularly, to pursue business opportunities for the large number of sample requests that we have received.

●
Finished dosage form generic drugs – We are getting close to having our Medicare, Medicaid and private insurance reimbursement issues resolved and are continuing our efforts in this area to enhance our pipeline of products for finished dosage form generic drugs.

Mr. Schwartz concluded, “We ended the first quarter of fiscal 2009 with working capital of $131.2 million, no long-term bank debt and shareholders’ equity of $141.4 million.  This level of working capital provides us with the financial strength to continue to move our Strategic Initiatives forward.  We remain optimistic about the Company’s long-term business prospects, with our core businesses serving as a solid foundation for future growth and not forgetting that we need to continue to focus on strong cost controls.”

CONFERENCE CALL

Leonard S. Schwartz, Chairman, CEO, and President, and Douglas Roth, CFO, will conduct a conference call at 10:00 a.m. ET on Friday, November 7, 2008. Interested parties may participate in the call by dialing 800-447-0521 (847-413-3238 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 23054129).  The conference call will also be webcast live via the Investor Relations section of the Company’s website, www.aceto.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday, November 7, 2008 until 5:00 p.m. ET on Monday, November 10, 2008.  Dial 888-843-8996 (630-652-3044 for international callers) and enter the code 23054129 for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products.  With a physical presence in ten countries, Aceto distributes over 1,000 chemicals and pharmaceuticals used principally as raw materials in the pharmaceutical, crop protection, surface coating/ink and general chemical consuming industries. Aceto’s global operations, including a staff of 26 in Shanghai and 14 in India are unique in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives, including providing vaccines for companion animals, entering into the Japanese pharmaceutical market, selling finished dosage form generic drugs, and prospects for long-term growth.  All forward-looking statements in this press release are made as of the date of this press release, and Aceto assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise, other than as required by law.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. These uncertainties include, but are not limited to, the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers, competitive product offerings and pricing actions, the availability and pricing of key raw materials, dependence on key members of management, risk of entering into new European markets, continued successful integration of acquisitions, economic and political conditions in the United States and abroad, receipt of regulatory approvals, our ability to continue strong cost controls as well as other risks detailed in the Company's SEC reports, including the Company's Form 10-K and other filings. Copies of these filings are available at www.sec.gov.

For information contact:

Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com

Aceto Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended
	September 30,
	2008	2007
Net sales	$93,839	$79,528
Cost of sales	74,902	64,965
Gross profit	18,937	14,563
Gross profit %	20.18%	18.31%

Selling, general and
administrative expenses	11,914	10,786
Research and development expenses	271	172
Operating income	6,752	3,605

Other income, net of interest expense	360	312

Income before income taxes	7,112	3,917
Provision for income taxes	2,561	2,623
Net income	$4,551	$1,294

Net income per common share	$0.19	$0.05

Diluted net income per common share	$0.18	$0.05

Weighted average shares outstanding:
Basic	24,369	24,336
Diluted	24,864	24,851

Aceto Corporation
Consolidated Balance Sheet
(in thousands, except per-share amounts)

	Sept 30, 2008	June 30, 2008
	(unaudited)

Assets
Current Assets:
Cash and cash equivalents	$32,475	$46,515
Investments	10,875	548
Trade receivables: less allowances for doubtful
accounts: Sept 30, 2008 $759; and June 30, 2008 $477	62,551	68,220
Other receivables	6,302	4,819
Inventory	68,495	71,109
Prepaid expenses and other current assets	965	817
Deferred income tax asset, net	1,636	1,756

Total current assets	183,299	193,784

Long-term notes receivable	-	347
Property and equipment, net	4,559	4,307
Property held for sale	6,978	6,978
Goodwill	1,890	1,987
Intangible assets, net	5,000	5,421
Deferred income tax asset, net	2,364	4,098
Other assets	5,133	5,321

Total Assets	$209,223	$222,243

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$30,572	$43,480
Short term bank loans	2,000	-
Note payable - related party	-	500
Accrued expenses	18,420	19,948
Deferred income tax liability	1,078	1,070
Total current liabilities	52,070	64,998

Long-term liabilities	6,901	7,034
Environmental remediation liability	7,578	7,578
Deferred income tax liability	839	1,751
Minority interest	472	473
Total liabilities	67,860	81,834

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 25,644 shares issued;
24,530 and 24,446 shares outstanding at
Sept 30, 2008 and June 30, 2008, respectively)	256	256
Capital in excess of par value	56,839	56,832
Retained earnings	86,330	81,778
Treasury stock, at cost:
(1,114 and 1,198 shares at Sept 30, 2008 and
June 30 2008, respectively)	(10,767)	(11,571)
Accumulated other comprehensive income	8,705	13,114
Total shareholders' equity	141,363	140,409

Total liabilities and shareholders' equity	$209,223	$222,243